EXHIBIT 99.2
                                                      ------------

ABINGTON BANCORP, INC>

                                NEWS RELEASE
                                ------------

                            FOR IMMEDIATE RELEASE


For:  Abington Bancorp, Inc.              Contact:  James K. Hunt
      97 Libbey  Parkway                            Chief Financial Officer
      Weymouth Woods Corporate Offices              & Treasurer
      P.O. Box 890237                               (781) 682-6903
      Weymouth, MA  02189-0237
      www.AbingtonSavings.com


           ABINGTON BANCORP ANNOUNCES FIRST QUARTER 2003 EARNINGS


      ABINGTON, MA, May 15, 2003 --- Abington Bancorp, Inc. (NASDAQ:
ABBKE), the parent company of Abington Savings Bank (the "Bank"), today reported net income of $1.20 million, or $0.30 per diluted share, for the quarter ended March 31, 2003. This compares with restated net income of $1.97 million, or $0.60 per diluted share for the quarter ended March 31, 2002.

      First quarter 2003 results include the operations of the former Massachusetts Fincorp, Inc. (MAFN), acquired by Abington in September 2002 under the purchase method of accounting. Under this method, the results of MAFN are included only from the date of acquisition and, accordingly, are excluded from the Company's balance sheet and operating results in the first quarter of 2002. Net income for the first quarter of 2002 has been restated


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to reflect a number of previously announced accounting adjustments, primarily related to the Bank's investment portfolio. Also included in 2002 first quarter results is a gain of $244,000, net of tax, or $0.07 per diluted share, from the settlement of the Bank's defined benefit plan, which was terminated effective December 31, 2001.

      "Our core community banking operation and our mortgage banking subsidiary, Old Colony Mortgage Corp., both performed well during the past quarter," said James P. McDonough, president and chief executive officer. "Like many other financial institutions, we are experiencing net interest margin compression as higher yielding loans and investments are repricing, maturing or prepaying. We intend to remain selective about the type of loans and investments added to the Bank's balance sheet and we will continue to purchase investment securities of shorter duration in order to minimize interest rate risk in a rising rate environment."

      "We expect to revise our financial forecasts for 2003 to incorporate amended cash flow, prepayment and yield assumptions during the second quarter and issue new guidance at a later date. As a result, we are not comfortable in confirming our prior earnings guidance for 2003 at this time," concluded Mr. McDonough.

      Interest and dividend income declined by approximately $1.13 million, or 9.6%, during the 2003 first quarter, compared to the prior year period, due to the lower rate environment, partially offset by interest earned on a higher volume of investment securities and loans. The higher earning asset volume includes a combination of assets acquired in the MAFN acquisition and the purchase of additional investment securities, coupled with a combination of internal loan growth and loan purchases. The yield on earning assets decreased to 5.24% for the three months ended March 31, 2003 as compared to 6.53% for


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the same period of 2002, reflecting the lower available yields under the current rate environment.

      Interest expense decreased by $1.62 million, or 27.4%, in relation to the first quarter of 2002, generally due to lower rates paid on deposits and borrowed funds and a shift in deposit mix, as many consumers transferred higher-cost maturing time deposits to more liquid, lower-cost money market accounts. This was reflected in the Company's cost of funds, which declined to 2.32% for the quarter ended March 31, 2003, compared with 3.70% in the comparable 2002 quarter.

      The resulting net interest income for the first quarter of 2003 was $6.31 million, compared with the restated $5.82 million for the first quarter of 2002, an increase of $495,000, or 8.5%. The net interest margin was 3.12% in 2003 compared to 3.24% in the first quarter of 2002.

      Non-interest income increased $987,000, or 29.6%, for the first quarter of 2003 from the first quarter of 2002. Customer service fees, consisting of deposit service charges, ATM and debit card fees, remained relatively unchanged from the first quarter of 2002, while income from the sale of mutual funds and annuities declined slightly. Gains on sales of mortgage loans increased by $264,000 over the 2002 first quarter due to a higher volume of loans originated during the fourth quarter of 2002, which were sold in the first quarter of 2003. Realized gains of $641,000 were recorded in the first quarter of 2003 from the sale of appreciated investment securities, an increase of $606,000 over the $35,000 in realized securities gains recorded in the first three months of 2002.

      Non-interest expense for the quarter was $8.79 million, compared with $6.06 million in the first quarter of 2002, an increase of $2.73 million, or 45.1%. Salaries and employee


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benefits increased by $1.35 million, or 41.8%, reflecting the additional branch and operations personnel associated with the MAFN acquisition, volume-related commissions paid to mortgage loan originators, and accruals for other mortgage company incentives. Increased occupancy and equipment costs of $382,000 in the first quarter of 2003 over 2002 reflect higher overhead associated with the newly-acquired MAFN branches and costs associated with the third quarter 2002 relocation of the Company's corporate headquarters. Other non-interest expense for 2003 increased by $996,000 , or 58.1%, over 2002 and includes volume-related data processing costs, additional marketing and advertising expense, and approximately $300,000 in legal and accounting fees associated with the restatement of 2002 and re-audit of 2001 financial statements.

      At March 31, 2003, the allowance for loan losses was $4.19 million, or 1.01% of total loans and loans held for sale, compared with $4.21 million, or 1.06% of total loans and loans held for sale at December 31, 2002. Nonperforming loans totaled $2.2 million, or 0.22% of total assets at quarter end, compared with $2.0 million, or 0.22% of total assets at year end 2002. Net charge-offs for the quarter ended March 31, 2003 were a nominal $20,000. No provision for loan losses was recorded during the quarter as asset quality remained stable.

      Total assets at March 31, 2003 were $999.6 million, up $96.4 million, or 10.7%, from $903.2 million at year-end 2002. This reflects an increase in securities available-for-sale of $156.9 million and a $31.1 million increase in loans. Loans and loans held for sale at March 31, 2003 were $415.5 million, compared with $397.1 million at December 31, 2002, an increase of 4.6%. Short-term investments and funds sold decreased by $77.4 million during the quarter and loans held for sale declined by $12.6 million, or 35.5%. The growth in the loan and investment portfolios was funded by a combination of cash provided from a reduction in funds sold and loans held for sale, and borrowings from the Federal Home Loan Bank. The increase in portfolio loans includes the purchase of residential mortgage loans from third parties, plus the retention of mortgage loans originated by the Bank's mortgage banking subsidiary and internal growth in commercial real estate loans. Deposits totaled $664.6 million at quarter end, compared with $646.6 million at year end 2002, an increase of $18.0 million, or 2.8%. Transaction accounts (demand and NOW accounts) grew by approximately $11.1 million, or 5.7%, while savings and money market accounts increased by $11.7 million, or 4.5%. Time deposits decreased by $4.8 million, or 2.5%. Stockholders' equity was $59.4 million at March 31, 2003 compared with $57.8 million at December 31, 2002. Stockholders' equity per share was $15.70 at quarter end 2003 and $15.42 at year end 2002. The increase resulted from a combination of net income, stock option exercises, unearned compensation related to the Company's Employee Stock Ownership Plan, and changes in the market value of investment securities, net of tax, during the quarter.
At March 31, 2003, the Company had 3,785,000 shares of common stock outstanding, compared with 3,746,000 shares at year end 2002, reflecting the issuance of common stock in connection with the exercise of stock options during the quarter. Fully diluted weighted average shares outstanding were 3,955,000 and 3,276,000, respectively, during the quarters ended March 31, 2003 and 2002, reflecting the issuance of stock in connection with the MAFN acquisition in fall 2002.

Conference Call
---------------
Abington Bancorp will hold a conference call with investors to discuss these results as well as its recently filed Annual Report on Form 10-K for the year ended December 31, 2002,


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which includes restated financial statements for the year ended December
31, 2001. The call has been scheduled for Monday, May 19, 2003, at 8:30 am EDT. The call will also be available as a web cast and participants can join by visiting the Abington Bancorp website (www.abingtonsavings.com) and following the directions on the homepage. The call-in number for the call is 800-299-9630, passcode 65547640. The call will be available as a web cast for a week following the completion of the call, and can be accessed through the Company's website.

About Abington Bancorp
----------------------
Abington Bancorp, Inc. is a one-bank holding company for Abington Savings Bank. Abington Savings Bank is a Massachusetts-chartered savings bank with offices in Abington, Boston (Dorchester), Brockton, Canton, Cohasset, Halifax, Hanover, Hanson, Holbrook, Hull, Kingston, Milton, Pembroke, Quincy, Randolph, Weymouth and Whitman. Its deposits are insured by the Federal Deposit Insurance Corporation and Depositors Insurance Fund.

      Certain statements herein constitute "forward-looking statements, "within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated, including the changing of regional and national economic conditions, changes in the real estate market, changes in levels of market interest rates, credit risks on lending activities, and competitive and regulatory factors. All forward-looking statements are necessarily speculative and undue reliance should not be placed on any such statements, which are accurate only as of the date made. The Company disclaims any duty to update such forward-looking statements.

                                   #  #  #


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                           ABINGTON BANCORP, INC.
                         CONSOLIDATED BALANCE SHEETS
                                 (Unaudited)

(Dollars in thousands)                              March 31,    December 31,
                                                      2003           2002
                                                    ---------    ------------

Assets
Cash and due from banks                             $ 30,879      $ 31,238
Short-term investments                                   512        77,878
                                                    --------      --------
      Total cash and cash equivalents                 31,391       109,116
                                                    --------      --------

Loans held for sale                                   22,992        35,629
Securities available for sale - at market value      509,190       352,339
Loans                                                392,555       361,434
     Less:  Allowance for possible loan loss          (4,192)       (4,212)
                                                    --------      --------
     Loans, net                                      388,363       357,222
                                                    --------      --------

Federal Home Loan Bank stock, at cost                 14,042        14,042
Banking premises and equipment, net                   13,159        13,364
Other real estate owned, net                               -             -
Goodwill                                               5,762         5,768
Intangible assets                                      4,466         4,615
Bank-owned life insurance - contract value             3,904         3,863
Other assets                                           6,311         7,262
                                                    --------      --------
                                                    $999,580      $903,220
                                                    ========      ========

Liabilities and Stockholders' Equity
Deposits                                            $664,578      $646,628
Short-term borrowings                                 88,904        11,006
Long-term debt                                       166,971       167,009
Accrued taxes and expenses                             5,488         6,789
Other liabilities                                      1,969         1,770
                                                    --------      --------
      Total liabilities                              927,910       833,202

Guaranteed preferred beneficial interest in the
 Company's junior subordinated debentures             12,257        12,238

Commitments and contingencies
Stockholders' equity:
  Serial preferred stock, $.10 par value,
   3,000,000 shares authorized; none issued                -             -
  Common stock, $.10 par value, 12,000,000
   shares authorized; 5,592,000 and 5,553,000
   shares issued and 2003 and 2002, respectively         559           555
  Additional paid-in capital                          34,781        34,340
  Retained earnings                                   36,308        35,106
                                                    --------      --------
                                                      71,648        70,001
Treasury stock, 1,807,000 shares                     (17,584)      (17,584)
Compensation plans                                      (225)          120
Other accumulated comprehensive income - net
 unrealized gain (loss) on available for sale
 securities, net of taxes                              5,574         5,243
                                                    --------      --------
      Total stockholders' equity                      59,413        57,780
                                                    --------      --------
                                                    $999,580      $903,220
                                                    ========      ========


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                           ABINGTON BANCORP, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                                     Three Months Ended March 31,
(Dollar amounts in thousands,                        ----------------------------
 except shares and  per share data)                       2003            2002
                                                          ----            ----
                                                       (Restated)

Interest and dividend income:
  Interest and fees on loans                           $    6,165      $    6,434
  Interest on mortgage-backed securities                    3,669           4,450
  Interest on bonds and obligations                           384             575
  Dividend income                                             236             157
  Interest on short-term investments                          156             120
                                                       ----------      ----------
      Total interest and dividend income                   10,610          11,736
                                                       ----------      ----------

Interese expense:
  Interest on deposits                                      2,331           2,987
  Interest on short-term borrowings                            73              36
  Interest on long-term debt                                1,893           2,895
                                                       ----------      ----------
      Total interest expense                                4,297           5,918
                                                       ----------      ----------

Net interest income                                         6,313           5,818
Provision for loan losses                                       -               -
                                                       ----------      ----------
Net interest income after provision for loan losses         6,313           5,818
                                                       ----------      ----------

Noninterest income
  Loan servicing fees                                          31              44
  Customer service fees                                     2,105           2,030
  Gain (loss) on sales of securities, net                     641              35
  Gain on sales of mortgage loans, net                      1,388           1,124
  Net gain on sales of other real estate owned                 33               -
  Other                                                       118              96
                                                       ----------      ----------
      Total noninterest income                              4,316           3,329
                                                       ----------      ----------

Noninterest expense:
  Salaries and employee benefits                            4,581           3,230
  Occupancy and equipment expenses                          1,215             833
  Trust preferred securities expense                          280             280
  Other noninterest expense                                 2,709           1,713
                                                       ----------      ----------
      Total noninterest expense                             8,785           6,056
                                                       ----------      ----------

Income before income taxes                                  1,844           3,091
Provision for income taxes                                    642           1,125
                                                       ----------      ----------

Net income                                             $    1,202      $    1,966
                                                       ==========      ==========

Basic earnings per share                               $     0.32      $     0.62
                                                       ==========      ==========
Diluted earnings per share                             $     0.30      $     0.60
                                                       ==========      ==========
Dividend declared per common share                     $        -      $     0.10
                                                       ==========      ==========

Weighted average common shares (Basic)                  3,763,000       3,182,000
Common stock equivalents                                  192,000          94,000
                                                       ----------      ----------
Weighted average common shares (Diluted)                3,955,000       3,276,000
                                                       ----------      ----------


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                           ABINGTON BANCORP, INC.
                           SELECTED FINANCIAL DATA
                                 (Unaudited)

                                                    March 31,   December 31,   March 31,
(In thousands, except per share data)                 2003          2002         2002
                                                    ---------   ------------   ---------
                                                                  (Revised)   (Restated)

Period End:
  Short-term investments                            $    512      $ 77,878      $ 38,909
  Securities available for sale, at market           509,190       352,339       375,645
  Loans held for sale                                 22,992        35,629         7,473
  Portfolio loans                                    392,555       361,434       364,955
  Allowance for loan losses                            4,192         4,212         5,472
  Total assets                                       999,580       903,220       847,524

  Deposits                                           664,578       646,628       526,455
  Borrowed funds                                     255,875       178,015       231,321
  Preferred beneficial interest in
   junior subordinated debt                           12,257        12,238        12,181
  Stockholders' equity                                59,413        57,780        37,565
  Book value per share                              $  15.70      $  15.42      $  12.05
  Common shares outstanding                            3,785         3,746         3,118

Three Months Ended:
  Net interest income                               $  6,313      $  6,229      $  5,818
  Provision for loan losses                                -           150             -
  Non-interest income                                  4,316         4,670         3,329
  Non-interest expense                                 8,785         8,828         6,056
  Provision for income tax                               642           793         1,125
  Net income                                           1,202         1,128         1,966

  Weighted average common shares (Basic)               3,763         3,736         3,182
  Weighted average dulitive options                      192           182            94
  Fully diluted weighted average shares                3,955         3,918         3,276

  Basic earnings per share                          $   0.32      $   0.30      $   0.62
  Fully diluted earnings per share                  $   0.30      $   0.29      $   0.60
  Dividends declared (a)                            $      -      $   0.11      $   0.10

(a) A regular quarterly dividend in the amount of $0.11 per share was declared on April 4, 2003, payable on May 1, 2003, to shareholders of record on April 17, 2003.

Ratios:
  Net interest margin                                  3.12%         3.19%         3.24%
  Efficiency ratio                                    82.65%        73.25%        66.21%
  Return on average assets                             0.50%         0.73%         0.98%
  Return on average equity                             8.11%        12.99%        19.81%
  Tier 1 leverage capital                              5.59%         6.00%         5.81%
  Total risk-based capital                            14.29%        13.73%        13.08%

                                                Quarter Ended    Year ended December 31,
                                                   March 31,     -----------------------
Loan Originations - Mortgage Banking:                2003          2002          2001
                                                -------------      ----          ----

  Applications:
    Quarter 1                                      $195,000      $ 66,600      $ 76,800
    Quarter 2                                                      69,300        61,900
    Quarter 3                                                     133,700        65,900
    Quarter 4                                                     156,300        90,900
                                                   --------      --------      --------
    Cumulative                                     $195,000      $425,900      $295,500


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